[LOGO] Workstream(TM)
       The business of people

                                                                Exhibit No. 99.1

            Workstream Inc. Announces Retirement of Convertible Notes

                      Company Restructures Long Term Leases

Ottawa, Canada, January 13, 2004-- Workstream Inc. (Nasdaq: WSTM), a leading provider of enterprise software and workforce management solutions, announced today that it has retired all of its convertible notes and has also re-negotiated its long term leases.

"Workstream has come into a better financial position by our recent financing of approximately $6.6 million." stated Michael Mullarkey, CEO of Workstream Inc. "The retirement of the notes, the renegotiated leases and our better financial position will set Workstream on an exciting path for growth during 2004." continued Mullarkey.

The Company has also restructured its lease agreements for its Ottawa and Florida locations resulting in a projected net savings for the coming 12 months of approximately $400,000US.

About Workstream Inc.

Workstream Inc. (NASDAQ:WSTM) is a leading provider of enterprise software and workforce management services to the Fortune 2000. Workstream's product streamlines the attraction, recruitment and retention of employees for corporations. Workstream has been named to the Deloitte & Touche Fast 50 list of the fastest growing software companies. Through its 12 offices and 170 dedicated human resource professionals across North America, Workstream services customers such as Eli Lilly, Nordstrom, Nike, Home Depot, KPMG and Sony Music. For more information visit hhttp:www.workstreaminc.com or call toll free 866-470-WORK.

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This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

Investor Relations Contact:                 Press Relations Contact:
Tammie Brown                                Stephanie Blank
Workstream Inc.                             Adam Friedman Associates
Tel: 613-270-0619 ext.263                   Tel: 212-981-2529 ext. 23
tammie.brown@workstreaminc.com              Stephanie@adam-friedman.com